EXHIBIT 99-1
ePlus Reports Second Quarter and First Half Financial Results
Second Quarter Fiscal Year 2017
•	Net sales increased 10.5% to $371.5 million; technology segment net sales increased 11.3% to $362.7 million.
•	Adjusted gross billings of product and services increased 13.0% to $487.3 million.
•	Gross margin on sales of product and services expanded 80 basis points to 20.2%; consolidated gross margin increased 70 basis points to 22.1%.
•	Net earnings increased 7.0% to $16.8 million.
•	Adjusted EBITDA increased 7.4% to $29.9 million.
•	Diluted earnings per share increased 12.6% to $2.42. Non-GAAP diluted earnings per share increased 12.8% to $2.47.
First Half Fiscal Year 2017
•	Net sales increased 10.5% to $670.0 million; technology segment net sales increased 11.4% to $654.2 million.
•	Adjusted gross billings of product and services increased 15.9% to $884.8 million.
•	Gross margin on sales of product and services expanded 80 basis points to 20.5%; consolidated gross margin increased 70 basis points to 22.3%.
•	Net earnings increased 12.1% to $27.4 million.
•	Adjusted EBITDA increased 11.4% to $49.2 million.
•	Diluted earnings per share increased 16.7% to $3.91. Non-GAAP diluted earnings per share increased 16.3% to $4.00.
HERNDON, VA – November 3, 2016 – ePlus inc. (NASDAQ:PLUS - news), a leading provider of technology solutions, today announced financial results for the three and six months ended September 30, 2016.
Management Comment
"Our strong fiscal second quarter and year-to-date performance was driven by the effective execution of our long-term strategy to grow organically and through acquisitions, serve the current needs of our expanding customer base, and continue to invest in the development of new solutions to capture future opportunities," said Mark P. Marron, Chief Executive Officer and President of ePlus inc.  "We are particularly pleased by the double digit growth in both net sales and in adjusted gross billings of products and services, and by the 80 basis points of gross margin expansion on sales of product and services achieved in the second quarter.  Our quarterly gross margin performance reflects an increase in gross profit from products and services and continued strong sales of third party maintenance and software assurance contracts."

"While our end markets continue to be very competitive, we remain committed to our strategy to achieve long term growth.  Steady investment in our solution sets such as Cloud Aggregated Services and hyperconverged solutions provides us with a solid platform for long-term organic growth through both new customer acquisition and expanding the percentage of IT spend we capture at our existing customers."
Second Quarter Fiscal 2017 Results
For the second quarter ended September 30, 2016 as compared to the second quarter of the prior fiscal year ended September 30, 2015:
Consolidated net sales rose 10.5% to $371.5 million, from $336.3 million.
Technology segment net sales rose 11.3% to $362.7 million, from $326.0 million.
Adjusted gross billings of product and services increased 13.0% to $487.3 million. Adjusted gross billings are sales of product and services adjusted to exclude the costs incurred of applicable third-party software assurance, maintenance, and services.
Financing segment net sales decreased 15.1% to $8.7 million, from $10.3 million due to lower portfolio earnings and transactional gains.
Consolidated gross profit rose 13.9% to $81.9 million, from $71.9 million.
Consolidated operating income rose 5.8% to $28.2 million, from $26.7 million.
During the second quarter of fiscal 2017, we received $0.4 million related to the dynamic random access memory ("DRAM") class action lawsuit, which claimed that manufacturers fixed the price for DRAM (a memory part that is sold as part of electronic devices), which was included in other income.
Net earnings rose 7.0% to $16.8 million, inclusive of non-operating income of $0.4 million relating to the Company's claim in the class action lawsuit mentioned above.
Adjusted EBITDA rose 7.4% to $29.9 million, from $27.9 million.
Diluted earnings per share was $2.42, compared with $2.15 in the second quarter of fiscal 2016. Non-GAAP diluted earnings per share was $2.47, compared with $2.19 last year. Non-GAAP diluted earnings per share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income and acquisition related amortization expense, net of taxes and a tax benefit of $0.1 million recognized in the current quarter, related to the adoption of the share-based compensation accounting standard.
First Half Fiscal 2017 Results
For the six months ended September 30, 2016 as compared to the six months ended September 30, 2015:
Consolidated net sales rose 10.5% to $670.0 million, from $606.2 million.

Technology segment net sales rose 11.4% to $654.2 million, from $587.5 million.
Adjusted gross billings of product and services increased 15.9% to $884.8 million.
Financing segment net sales decreased 15.4% to $15.8 million, from $18.7 million due to lower portfolio earnings and transactional gains.
Consolidated gross profit rose 14.2% to $149.6 million, from $131.1 million.
Consolidated operating income rose 9.5% to $45.7 million, from $41.7 million.
During the second quarter of fiscal 2017, we received $0.4 million related to the DRAM class action lawsuit, which claimed that manufacturers fixed the price for DRAM (a memory part that is sold as part of electronic devices).
Net earnings rose 12.1% to $27.4 million, inclusive of non-operating income of $0.4 million relating to the Company's claim in the class action lawsuit mentioned above.  Our effective tax rate for the first half of fiscal 2017 was 40.4%, which includes a tax benefit of $0.5 million, or $0.07 per diluted share, related to the adoption of the new share-based compensation accounting standard.
Adjusted EBITDA rose 11.4% to $49.2 million, from $44.1 million.
Diluted earnings per share was $3.91, compared with $3.35 in the first half of fiscal 2016. Non-GAAP diluted earnings per share was $4.00, compared with $3.44 last year. Non-GAAP diluted earnings per share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income and acquisition related amortization expense, net of taxes and the tax benefit of $0.5 million recognized in fiscal 2017.
Balance Sheet Highlights
As of September 30, 2016, ePlus had cash and cash equivalents of $48.0 million, compared with $94.8 million as of March 31, 2016.  The decrease is primarily the result of  investments made in our financing portfolio, working capital required for the growth in our technology segment, an increase in committed inventory to $80.5 million, and 328,481 shares bought under our share repurchase plan. Our cash conversion cycle remained consistent with prior periods. Total stockholders' equity was $319.7 million and total shares outstanding were 7.1 million, compared with $318.9 million and shares outstanding of 7.4 million on March 31, 2016.
Summary and Outlook
"Our continued investment in growing customer facing headcount, increasing our services offerings and capabilities, and delivering advanced technology solutions are particularly valuable in our efforts to penetrate the Fortune 500.  We have diverse solutions offerings which target the most critical IT needs of our customers, a strong balance sheet, and a competitive, entrepreneurial culture which helps drive results.  While overall industry growth continues to remain modest, based on our financial position, operational expertise and growing customer base, we believe we are well position to grow ahead of the overall market in 2017," Mr. Marron continued.

Results of Operations – Three Months Ended September 30, 2016
The Company's operations are conducted through two business segments. The technology segment includes sales of information technology products, third-party software, third-party maintenance contracts, advanced professional services and managed services, and the Company's proprietary software to commercial entities and state and local governments. The financing segment consists of the financing of equipment, software, and related services to commercial entities, state and local governments, and federal government contractors.
Technology Segment
The results of operations for the technology segment for the three months ended September 30, 2016 and 2015 were as follows (dollars in thousands):
	Three Months Ended September 30,
	2016	2015	Change
Sales of product and services	$361,227	$324,259	$36,968	11.4%
Fee and other income	1,488	1,721	(233)	(13.5%)
Net sales	362,715	325,980	36,735	11.3%

Cost of sales, product and services	288,204	261,208	26,996	10.3%

Gross profit	74,511	64,772	9,739	15.0%

Professional and other fees	1,425	1,305	120	9.2%
Salaries and benefits	40,182	33,476	6,706	20.0%
General and administrative	6,695	6,126	569	9.3%
Depreciation and amortization	1,721	1,196	525	43.9%
Interest and financing costs	-	22	(22)	(100.0%)
Operating expenses	50,023	42,125	7,898	18.7%

Operating income	$24,488	$22,647	$1,841	8.1%

Adjusted EBITDA	$26,209	$23,843	$2,366	9.9%

Net sales rose 11.3% to $362.7 million, from $326.0 million in the second quarter of fiscal 2016.
Adjusted gross billings of products and services grew 13.0% to $487.3 million, from $431.1 million in the second quarter of fiscal 2016. The increase in net sales and adjusted gross billings of products and services was a result of an increase in demand for products and services from our largest corporate customers.

Gross margin on sales of product and services was 20.2%, up from 19.4% in the second quarter of fiscal 2016.  The increase in gross margin was due to shifts in our product revenue mix as we sold products with higher margins and a higher proportion of third party software assurance, maintenance and services, which are presented on a net basis, and an increase in gross profit from services.
Operating expenses rose 18.7% to $50.0 million, from $42.1 million in the second quarter of fiscal 2016, reflecting increased amortization expenses associated with the acquisition of IGX in December 2015 and increased salaries and benefits due to increased variable compensation and a 10.8% increase in personnel to 1,047 from 945.  The position additions included 95 sales and engineering positions due to internal growth and the acquisition of IGX, with the remaining additions being administrative hires.
Segment operating income was $24.5 million, up 8.1% from $22.6 million in the second quarter of fiscal 2016.  Adjusted EBITDA increased 9.9% to $26.2 million for the quarter, from $23.8 million in the second quarter of fiscal 2016.
Financing Segment
The results of operations for the financing segment for the three months ended September 30, 2016 and 2015 were as follows (dollars in thousands):
	Three Months Ended September 30,
	2016	2015	Change
Financing revenue	$8,722	$10,279	$ (1,557)	(15.1%)
Fee and other income	25	27	(2)	(7.4%)
Net sales	8,747	10,306	(1,559)	(15.1%)

Direct lease costs	1,325	3,157	(1,832)	(58.0%)

Gross profit	7,422	7,149	273	3.8%

Professional and other fees	310	208	102	49.0%
Salaries and benefits	2,114	2,264	(150)	(6.6%)
General and administrative	881	259	622	240.2%
Depreciation and amortization	2	4	(2)	(50.0%)
Interest and financing costs	400	400	-	-
Operating expenses	3,707	3,135	572	18.2%

Operating income	$3,715	$4,014	$(299)	(7.4%)

Adjusted EBITDA	$3,717	$4,018	$(301)	(7.5%)

Net sales were $8.7 million, compared with $10.3 million in the second quarter of fiscal 2016, as a result of lower portfolio earnings and transactional gains, which was offset by higher post-contract earnings. Direct lease costs decreased $1.8 million or 58.0% due to a lower depreciation expense from operating leases.

Operating expenses were up 18.2% over the previous year period, mainly due to higher reserve for credit losses necessitated by an expansion of the financing portfolio. Segment operating income and adjusted EBITDA both decreased to $3.7 million from $4.0 million in the second quarter of fiscal 2016.
Results of Operations – Six Months Ended September 30, 2016
Technology Segment
The results of operations for the technology segment for the six months ended September 30, 2016 and 2015 were as follows (dollars in thousands):
	Six Months Ended September 30,
	2016	2015	Change
Sales of product and services	$651,408	$583,955	$67,453	11.6%
Fee and other income	2,764	3,532	(768)	(21.7%)
Net sales	654,172	587,487	66,685	11.4%

Cost of sales, product and services	518,051	468,926	49,125	10.5%

Gross profit	136,121	118,561	17,560	14.8%

Professional and other fees	2,922	2,567	335	13.8%
Salaries and benefits	77,667	66,428	11,239	16.9%
General and administrative	12,926	11,451	1,475	12.9%
Depreciation and amortization	3,492	2,400	1,092	45.5%
Interest and financing costs	-	41	(41)	(100.0%)
Operating expenses	97,007	82,887	14,120	17.0%

Operating Income	$39,114	$35,674	$3,440	9.6%

Adjusted EBITDA	$42,606	$38,074	$4,532	11.9%

Net sales rose 11.4% to $654.2 million, from $587.5 million in the first half of fiscal 2016.
Adjusted gross billings grew 15.9% to $884.8 million, from $763.4 million in the first half of fiscal 2016. The increase in net sales and adjusted gross billings of products and services was a result of an increase in demand for products and services from our largest corporate and SLED customers.

Gross margin on sales of product and services was 20.5%, up from 19.7% in the first half of fiscal 2016.  The increase in gross margin was due to shifts in our product revenue mix as we sold a higher proportion of third party software assurance, maintenance and services, which are presented on a net basis.
Operating expenses rose 17.0% to $97.0 million, from $82.9 million in the first half of fiscal 2016, reflecting increased amortization expenses associated with the acquisition of IGX in December 2015 and increased salaries and benefits due to increased variable compensation and a 10.8% increase in personnel to 1,047 from 945.
Segment operating income was $39.1 million, up 9.6% from $35.7 million in the first half of fiscal 2016.  Adjusted EBITDA increased 11.9% to $42.6 million, from $38.1 million in the first half of fiscal 2016.
The Company maintained its balanced portfolio of customer-end markets. The breakdown of net sales by customer-end market for the twelve months ended September 30, 2016 and 2015 were as follows:
	Twelve Months Ended September 30,
	2016	2015	Change
Technology	23%	21%	2%
State & Local Government & Educational Institutions	22%	23%	(1%)
Telecom, Media, and Entertainment	15%	17%	(2%)
Financial Services	12%	10%	2%
Healthcare	10%	10%	-
Other	18%	19%	(1%)
Total	100%	100%

Financing Segment
The results of operations for the financing segment for the six months ended September 30, 2016 and 2015 were as follows (dollars in thousands):
	Six Months Ended September 30,
	2016	2015	Change
Financing revenue	$15,709	$18,625	$ (2,916)	(15.7%)
Fee and other income	84	40	44	110.0%
Net sales	15,793	18,665	(2,872)	(15.4%)

Direct lease costs	2,317	6,175	(3,858)	(62.5%)

Gross profit	13,476	12,490	986	7.9%

Professional and other fees	599	464	135	29.1%
Salaries and benefits	4,427	4,526	(99)	(2.2%)
General and administrative	1,120	505	615	121.8%
Depreciation and amortization	6	8	(2)	(25.0%)
Interest and financing costs	749	934	(185)	(19.8%)
Operating expenses	6,901	6,437	464	7.2%

Operating income	$6,575	$6,053	$522	8.6%

Adjusted EBITDA	$6,581	$6,061	$520	8.6%

Net sales were $15.8 million, compared with $18.7 million in the first half of fiscal 2016, as a result of lower portfolio earnings and transactional gains, which was offset by higher post-contract earnings. Direct lease costs decreased $3.9 million or 62.5% due to a lower depreciation expense from operating leases.
Operating expenses were up 7.2% over the previous year, mainly due to higher reserve for credit losses, offset by lower interest expenses. Segment operating income and adjusted EBITDA both increased to $6.6 million from $6.1 million in the first half of fiscal 2016.
Recent Corporate Developments
•
On October 18, 2016, ePlus announced the addition of its Cloud Aggregated Services, a new suite of cloud services from the company that addresses changing market trends in customer experience and engagement models.

•
On October 11, 2016, ePlus announced that businesses which need secure WAN transport for cloud environments and branch locations can tap ePlus' new Intelligent Branch solution, which is ideal for organizations with 10 or more branches.

•
On October 4, 2016, ePlus announced its Business Transformation group, which is charged with the design and development of ePlus-branded solutions that address current business challenges and fast moving, emerging technologies.

•
On August 19, 2016, ePlus announced that its board of directors has authorized the Company to repurchase up to 500,000 shares of ePlus outstanding common stock over a 12-month period commencing August 19, 2016.

•
On August 9, 2016, ePlus announced that it has extended its Managed Services platform with an upgraded dashboard, featuring new functionality that provides global trending data, mapping and managed data aggregation.

Conference Call Information
ePlus will hold a conference call and webcast at 4:30 p.m. ET on November 3, 2016:
Date:	Thursday, November 3, 2016
Time:	4:30 p.m. ET
Live Call:	0, domestic, (973) 890-8320, international
Replay:	(855) 859-2056, domestic, (404) 537-3406, international
Passcode:	87077452 (live and replay)
Webcast:	http://www.eplus.com/investors (live and replay)

The replay of this webcast will be available approximately two hours after the call and be available through November 11, 2016.

About ePlus inc.
ePlus is a leading integrator of technology solutions. ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering complex information technology solutions, which may include managed and professional services and products from top manufacturers, flexible financing, and proprietary software. Founded in 1990, ePlus has more than 1,000 associates serving commercial, state, municipal, and education customers nationally and in the UK. The Company is headquartered in Herndon, VA. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.
ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. The names of other companies and products mentioned herein may be the trademarks of their respective owners.
Forward-looking statements
Statements in this press release that are not historical facts may be deemed to be "forward-looking statements." Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and fluctuations in foreign currency rates, and general slowdown of the U.S. economy such as our current and potential customers' delaying or reducing technology purchases or put downward pressure on prices, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, the possibility of additional goodwill impairment charges, and restrictions on our access to capital necessary to fund our operations; significant adverse changes in, reductions in, or losses of relationships with major customers or vendors; our ability to implement comprehensive plans to achieve customer account coverage, cost containment, asset rationalization, systems integration and other key strategies; our ability to secure our electronic and other confidential information or that of our customers or partners; changes to our senior management team and/or failure to implement succession plans; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to adapt to changes in the IT industry and/or rapid change in product standards; our ability to hire and retain sufficient personnel; our ability to realize our investment in leased equipment; our ability to consummate and integrate acquisitions; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; the impact of competition in our markets; the possibility of defects in our products or catalog content data; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission. All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(except per share data)
	As of	As of
	September 30, 2016	March 31, 2016
ASSETS	(amounts in thousands)

Current assets:
Cash and cash equivalents	$48,035	$94,766
Accounts receivable—trade, net	292,486	234,628
Accounts receivable—other, net	34,873	41,771
Inventories—net	80,502	33,343
Financing receivables—net, current	78,616	56,448
Deferred costs	4,084	6,371
Other current assets	7,403	10,649
Total current assets	545,999	477,976

Financing receivables and operating leases—net	72,106	75,906
Property, equipment and other assets	11,092	8,644
Goodwill and other intangible assets—net	51,697	54,154
TOTAL ASSETS	$680,894	$616,680

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$90,268	$76,780
Accounts payable—floor plan	150,096	121,893
Salaries and commissions payable	15,197	14,981
Deferred revenue	20,844	18,344
Recourse notes payable—current	1,950	2,288
Non-recourse notes payable—current	43,796	26,042
Other current liabilities	18,925	13,118
Total current liabilities	341,076	273,446

Recourse notes payable—long term	667	1,054
Non-recourse notes payable—long term	10,980	18,038
Deferred tax liability—net	2,991	3,001
Other liabilities	5,477	2,263
TOTAL LIABILITIES	361,191	297,802

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 per share par value; 25,000 shares authorized; 13,310 issued and 7,080 outstanding at September 30, 2016 and 13,237 issued and 7,365 outstanding at March 31, 2016	133	132
Additional paid-in capital	120,414	117,511
Treasury stock, at cost, 6,230 and 5,872 shares, at September 30, 2016 and March 31, 2016, respectively	(158,948)	(129,518)
Retained earnings	358,670	331,224
Accumulated other comprehensive income—foreign currency translation adjustment	(566)	(471)
Total Stockholders' Equity	319,703	318,878
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$680,894	$616,680

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(amounts in thousands, except per share data)

Net sales	$371,462	$336,286	$669,965	$606,152
Cost of sales	289,529	264,365	520,368	475,101
Gross profit	81,933	71,921	149,597	131,051

Professional and other fees	1,735	1,513	3,521	3,031
Salaries and benefits	42,296	35,740	82,094	70,954
General and administrative expenses	7,576	6,385	14,046	11,956
Depreciation and amortization	1,723	1,200	3,498	2,408
Interest and financing costs	400	422	749	975
Operating expenses	53,730	45,260	103,908	89,324

OPERATING INCOME	28,203	26,661	45,689	41,727

Other income	380	-	380	-

EARNINGS BEFORE PROVISION FOR INCOME TAXES	28,583	26,661	46,069	41,727

PROVISION FOR INCOME TAXES	11,808	10,982	18,623	17,234

NET EARNINGS	$16,775	$15,679	$27,446	$24,493

NET EARNINGS PER COMMON SHARE—BASIC	$2.43	$2.16	$3.94	$3.38
NET EARNINGS PER COMMON SHARE—DILUTED	$2.42	$2.15	$3.91	$3.35

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—
BASIC	6,909	7,274	6,971	7,249
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—
DILUTED	6,942	7,297	7,027	7,310

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) Adjusted Gross Billings of Product and Services, (ii) Adjusted EBITDA, (iii) Adjusted EBITDA Margin and (iv) non-GAAP Net Earnings per Common Share - Diluted. We define adjusted gross billings of product and services as our sales of product and services calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party software assurance, maintenance and services.  We define Adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, provision for income taxes, and other income. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales.  Non-GAAP net earnings per common share are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income and acquisition related amortization expense, and the related effects on income taxes.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate similar non-GAAP Adjusted Gross Billings, Adjusted EBITDA, and non-GAAP Net Earnings per Common Share - Diluted or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
	(amounts in thousands)

GAAP: Sales of product and services	$361,227	$324,259	$651,408	$583,955
Plus: Costs incurred related to sales of third party software assurance, maintenance and services	126,081	106,837	233,373	179,449
Non-GAAP adjusted gross billings of product and services	$487,308	$431,096	$884,781	$763,404

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
	(amounts in thousands)

GAAP: Net earnings	$16,775	$15,679	$27,446	$24,493
Plus: Provision for income taxes	11,808	10,982	18,623	17,234
Plus: Depreciation and amortization [1]	1,723	1,200	3,498	2,408
Less: Other income [2]	(380)	-	(380)	-
Non-GAAP: Adjusted EBITDA	$29,926	$27,861	$49,187	$44,135

Non-GAAP: Adjusted EBITDA margin	8.1%	8.3%	7.3%	7.3%

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
	(amounts in thousands)

Technology Segment
Operating income	$24,488	$22,647	$39,114	$35,674
Plus: Depreciation and amortization [1]	1,721	1,196	3,492	2,400
Adjusted EBITDA	$26,209	$23,843	$42,606	$38,074

Financing Segment
Operating income	$3,715	$4,014	$6,575	$6,053
Plus: Depreciation and amortization [1]	2	4	6	8
Adjusted EBITDA	$3,717	$4.018	$6,581	$6,061

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
	(amounts in thousands, except per share data)

GAAP: Earnings before provision for income taxes	$28,583	$26,661	$46,069	$41,727
Plus: Acquisition related amortization expense [3]	974	545	2,063	1,113
Less: Other income [2]	(380)	-	(380)	-
Non-GAAP: Earnings before provision for income taxes	29,177	27,206	47,752	42,840
Non-GAAP: Provision for income taxes [4]	12,047	11,206	19,663	17,694
Non-GAAP: Net earnings	$17,130	$16,000	$28,089	$25,146
GAAP net earnings per common share – diluted	$2.42	$2.15	$3.91	$3.35
Non-GAAP net earnings per common share – diluted	$2.47	$2.19	$4.00	$3.44

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Gain on a class action claim during the three and six months ended September 30, 2016.
[3] Amount consists of amortization of intangible assets from acquired businesses.
[4] Non-GAAP provision for income taxes is calculated based on the effective tax rate for the non-GAAP adjustments. For comparative purposes, the non-GAAP provision for income taxes for the three and six months ended September 30, 2016 excludes the tax benefit of $0.1 million and $0.5 million, respectively, associated with adopting the stock-based compensation accounting standard.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
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